UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 27, 2007 (December 19, 2007)

THE SERVICEMASTER COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-14762	36-3858106
(State of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

860 Ridge Lake Boulevard

Memphis, Tennessee 38120

(Address of principal executive offices, including zip code)

(901) 597-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2007, ServiceMaster Global Holdings, Inc. (“Holdings”), the indirect parent of The ServiceMaster Company (“ServiceMaster”), completed an equity offering to certain key employees of ServiceMaster and its subsidiaries, including J. Patrick Spainhour, ServiceMaster’s Chief Executive Officer, and Steven J. Martin, ServiceMaster’s Chief Financial Officer, pursuant to the ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the “Stock Incentive Plan”).  Participants in the offering purchased shares of Holdings common stock, par value $.01 (“Shares”), at a purchase price per share of $10.00 and/or used eligible deferred compensation to acquire deferred share units (“DSUs”), at an acquisition price of $10.00 per DSU. DSUs represent a right to receive a Share in the future.

For each Share purchased or DSU acquired in the offering, a participant generally received two options to purchase Shares (“Matching Options”). In addition to the Matching Options, Holdings also granted additional options to purchase Shares (“Standalone Options” and, together with the Matching Options, “Options”) to participants in the offering and certain other key employees of ServiceMaster and its subsidiaries.

Each employee who purchased Shares (and employees who receive Shares in the future upon the exercise of Options or settlement of DSUs) will enter into an Employee Stock Subscription Agreement setting forth all of the terms and conditions applicable to the Shares. Under the Employee Stock Subscription Agreement, prior to a public offering by Holdings, Shares (including Shares acquired upon the exercise of Options or settlement of DSUs) are subject to certain repurchase rights of Holdings and its majority stockholders.  Furthermore, prior to a public offering by Holdings, in the event of an employee’s termination without cause, or by reason of death, disability or retirement at or after normal retirement age, an employee will have the right to sell his or her purchased Shares (or Shares acquired upon settlement of DSUs) to Holdings, subject to Holdings’ ability to repurchase such shares under the terms of its financing agreements.

Similarly, each employee who acquired DSUs will enter into an Employee Deferred Share Unit Agreement setting forth all of the terms and conditions applicable to the DSUs.  DSUs acquired in the offering are fully vested. Each employee with DSUs will receive the Shares underlying such employee’s DSUs upon the first to occur of (i) the termination of the employee’s employment for any reason, (ii) a change in control of Holdings (as defined in the Stock Incentive Plan), or (iii) a fixed settlement date selected by the employee.

All Options granted in connection with the offering will be subject to the terms of the Stock Incentive Plan and to an Employee Stock Option Agreement. Options are non-qualified options with a per-share exercise price of $10.00, have a term of ten years, and will vest in four equal annual installments, subject to an employee’s continued

employment with ServiceMaster or its subsidiaries. The Board may accelerate the vesting of an Option at any time. In addition, vesting of Options will be accelerated if Holdings experiences a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of Options will also be accelerated in the event of an employee’s death or disability (as defined in the Stock Incentive Plan). Upon a termination for cause (as defined in the Stock Incentive Plan), all Options held by an employee are immediately cancelled. Following a termination without cause, vested Options will generally remain exercisable through the earliest of the expiration of their term or three months following termination of employment (one year in the case of death, disability or retirement at normal retirement age.)

A total of 1,416,870 Shares and 576,668 DSUs were acquired in the offering (including 300,000 and 50,000 Shares by Messrs. Spainhour and Martin, respectively).  A total of 3,973,076 Matching Options and 5,360,375 Standalone Options were granted in connection with the offering (including a total of 1,300,000 and 275,000 Options to Messrs. Spainhour and Martin, respectively).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SERVICEMASTER COMPANY
(Registrant)

	By:	/s/ Steven J. Martin
	Name:	Steven J. Martin
	Title:	Senior Vice President and
Chief Financial Officer

Date: December 27, 2007